Exhibit 99.1

FOR IMMEDIATE RELEASE	FOR FURTHER INFORMATION CONTACT:

Michelle D. Esterman
Chief Financial Officer
T: (770) 612-7007
E: Michelle.Esterman@altisource.com
ALTISOURCE SHARES TO BE CONSOLIDATED AT A RATIO OF 1-FOR-8
Action Expected to Allow the Company to Regain Compliance with Nasdaq Minimum Bid Price Requirement
Luxembourg, May 23, 2025 - Altisource Portfolio Solutions S.A. (“Altisource” or the “Company”) (NASDAQ: ASPS), a leading provider and marketplace for the real estate and mortgage industries, today announced that it will effect a consolidation of its shares (also known as a reverse stock split) at a ratio of 1-for-8, effective as of 12:01 a.m. CET on May 28, 2025 (the “Share Consolidation”).
Altisource’s common stock will begin trading on The Nasdaq Global Select Market on a Share Consolidation-adjusted basis at the opening of the market on May 28, 2025. Following the Share Consolidation, Altisource’s common stock will continue to trade on The Nasdaq Global Select Market under the symbol “ASPS” with the new CUSIP number, L0175J 138. The Share Consolidation is intended to allow Altisource to regain compliance with the minimum bid price requirement of $1.00 per share of common stock for continued listing on The Nasdaq Global Select Market.
The Share Consolidation will not change the authorized number of shares of Altisource’s common stock. No fractional shares will be issued or exchanged in connection with the Share Consolidation, and shareholders who would otherwise be entitled to receive a fractional share in connection with the Share Consolidation will instead receive a cash payment in lieu thereof equal to such fraction multiplied by the closing sales price of Altisource’s common stock as reported on The Nasdaq Global Select Market on May 27, 2025. In addition, the Share Consolidation will apply to Altisource’s common stock issuable (or deemed issuable, as applicable) upon the exercise or conversion, as applicable, of certain of Altisource’s outstanding warrants and stock options, with proportionate adjustments to be made to the exercise prices thereof, in each case in accordance with the respective terms of such warrants and stock options (and the applicable equity incentive plan).
The Share Consolidation will reduce the number of issued and outstanding shares of Altisource’s common stock from approximately 88,951,925 to approximately 11,118,990.
Altisource’s board of directors approved the Share Consolidation on March 16, 2025. At Altisource’s Extraordinary General Meeting of Shareholders held on May 13, 2025, Altisource’s shareholders approved the Share Consolidation with effect as of May 28, 2025.
Equiniti Trust Company, LLC is acting as the exchange agent for the Share Consolidation. Shareholders holding their shares in book-entry form or in brokerage accounts need not take any action in connection with the Share Consolidation. Equiniti Trust Company, LLC will provide instructions to any shareholders with certificates regarding the process in connection with the exchange of pre-Share Consolidation stock certificates for ownership in book-entry form or stock certificates on a post-Share Consolidation basis. Shareholders that hold their Altisource common stock through a bank, broker or custodian are encouraged to contact their bank, broker or custodian with any procedural questions regarding the Share Consolidation.
Forward-Looking Statements
This press release contains forward-looking statements that involve a number of risks and uncertainties. These forward-looking statements include all statements that are not historical fact, including statements relating to the Share Consolidation, its expected effectiveness and timing, its impact on compliance with listing standards of The Nasdaq Global Select Market, the treatment of fractional shares, and related shareholder actions. These statements may be identified by words such as “will”, “anticipate,” “intend,” “expect,” “may,” “could,” “should,” “would,” “plan,” “estimate,” “seek,” “believe,” “potential”

or “continue” or the negative of these terms and comparable terminology. Such statements are based on expectations as to the future and are not statements of historical fact.
Furthermore, forward-looking statements are not guarantees of future performance and involve a number of assumptions, risks, and uncertainties that could cause actual results to differ materially. Important factors that could cause actual results to differ materially from those suggested by the forward-looking statements include, but are not limited to, the Company’s ability to effectuate the Share Consolidation in compliance with Luxembourg laws and regulations and the rules of The Nasdaq Stock Market LLC as well as the risks discussed in Item 1A of Part I “Risk Factors” in our Form 10-K filed with the Securities and Exchange Commission on March 31, 2025, as updated by the information in Item 1A of Part II “Risk Factors” in our subsequently filed quarterly reports on Form 10-Q. We caution you not to place undue reliance on these forward-looking statements, which reflect our view only as of the date of this press release. We are under no obligation (and expressly disclaim any obligation) to update or alter any forward-looking statements contained herein to reflect any change in our expectations with regard thereto or any change in events, conditions, or circumstances on which any such statement is based.
We undertake no obligation to update these statements as a result of a change in circumstances, new information, or future events, except as required by law.
About Altisource
Altisource Portfolio Solutions S.A. is an integrated service provider and marketplace for the real estate and mortgage industries. Combining operational excellence with a suite of innovative services and technologies, Altisource helps solve the demands of the ever-changing markets we serve. Additional information is available at www.Altisource.com.
2